Exhibit 99.1

FOR IMMEDIATE RELEASE

CarCharging Appoints Former Secretary of the United States Department of Energy and Ambassador to the United Nations, and Former New Mexico Governor, Bill Richardson, as Chairman of its Board of Directors
———————————
Governor Richardson Brings Extensive Public Service and Private Sector Experience to CarCharging’s Board

Miami Beach, FL, December 17, 2012 Car Charging Group, Inc. (OTCQB: CCGI) (“CarCharging”), a nationwide provider of convenient electric vehicle (EV) charging services, announced today the appointment of former Secretary of the United States Department of Energy, former Ambassador to the United Nations, and former Governor of New Mexico, Bill Richardson, as the Chairman of its Board of Directors.  Bill Richardson recently completed his second term as Governor of New Mexico, where in 2006, he was re-elected by the largest margin of victory for any Governor in state history.

Governor Richardson made New Mexico the “Clean Energy State” by requiring utilities to meet 20% of New Mexico’s electrical demand from renewable sources, and established a Renewable Energy Transmission Authority to deliver New Mexico’s world-class renewable resources to market.  Prior to serving as Governor, Richardson had a very successful career in public service and has been nominated several times for the Nobel Peace Prize.  Prior to being elected Governor, Richardson served as Secretary of the U.S. Department of Energy; U.S. Ambassador to the United Nations and 15 years as a New Mexico Congressman representing the 3rd Congressional District.

“We are delighted to welcome Governor Bill Richardson as the Chairman of the Board of Directors of CarCharging,” said Michael D. Farkas, CEO of CarCharging. “EVs have made tremendous strides since their launch.  EV sales have outpaced sales of traditional hybrids during the first two years of their respective launch periods, and 2012 EV sales, not including December, are more than 250% greater than 2011 sales.  To support the development of EV charging infrastructure, we believe that there should be a partnership between business and government, and we are confident that the Governor’s vision, leadership, and experience will provide a bridge between these sectors.”

“I am pleased to join CarCharging’s Board and to serve as their Chairman,” said Governor Bill Richardson.  “CarCharging has outpaced all others in their field and I look forward to working with this industry pioneer in hopes to accelerate the development of EV charging infrastructure and to reduce the nation’s dependence on fossil fuels.”

Governor Richardson currently serves as Senior Fellow for Latin America at Rice University’s James A. Baker III Institute for Public Policy, and participates on several non-profit and for-profit boards including Abengoa’s International Advisory Board, the fifth largest biofuels producer in the U.S., WRI World Resources Institute, and the National Council for Science and the Environment.

Jason Lyons, Chairman of Lyons Capital, LLC, facilitated the introduction between CarCharging and Mr. Richardson.

About Car Charging Group, Inc.

Car Charging Group, Inc. (OTCQB: CCGI) is a pioneer in nationwide public Electric Vehicle (EV) charging services, enabling drivers to easily recharge anytime, anywhere throughout North America. CarCharging provides a comprehensive turnkey electric vehicle charging service to commercial and residential property owners.  Employing the most advanced technology, CarCharging is committed to creating a robust, feature-rich network for EV charging.

Headquartered in Miami Beach, FL with offices in San Jose, CA; Toronto, Canada; and Barcelona, Spain, CarCharging’s business model is designed to accelerate the adoption of public EV charging services. CarCharging pays for all installation, maintenance and related services; therefore, eliminating capital costs for property owners.

CarCharging has more than 45 strategic partnerships across multiple business sectors including multi-family residential and commercial properties, parking garages, shopping malls, retail parking, and municipalities.  CarCharging’s partners include, but are not limited to Ace Parking, Central Parking, Equity One, Equity Residential, Icon Parking, Rapid Parking, Related, USA Parking, Walgreens, the Pennsylvania Department of Environmental Protection, the City of Miami Beach, the City of West Palm Beach, and the City of Norwalk, Connecticut that manage or own a total of 6.5 million parking spaces.

For more information about CarCharging, please visit www.CarCharging.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Car Charging Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed circumstances.

CarCharging Media Contact:	CarCharging Investor Relations:
Suzanne Tamargo	Constellation Asset Advisors, Inc.
(305) 521-0200 x214	(415) 524-8500
Suzanne@CarCharging.com	www.ConstellationAA.com

###